EXHIBIT A

Claymore Exchange-Traded Funds Trust 2 (as of August 2, 2017)

Ticker	Fund Name
CGW	Guggenheim S&P Global Water Index ETF
CQQQ	Guggenheim China Technology ETF
CUT	Guggenheim MSCI Global Timber ETF
ENY	Guggenheim Canadian Energy Income ETF
FRN	Guggenheim Frontier Markets ETF
HAO	Guggenheim China Small Cap ETF
HGI	Guggenheim International Multi-Asset Income ETF
SEA	Guggenheim Shipping ETF
TAN	Guggenheim Solar ETF
TAO	Guggenheim China Real Estate ETF
YAO	Guggenheim China All-Cap ETF
GHII	Guggenheim S&P High Income Infrastructure ETF
GTO	Guggenheim Total Return Bond ETF
OVLC	Guggenheim U.S. Large Cap Optimized Volatility ETF
INDM	Guggenheim S&P BSE MidCap Select India ETF
SNSX	Guggenheim S&P BSE SENSEX India ETF

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